Sequiam revenue expected to surge after new deals

Sales will be in excess of $10 million after $625,000 in 2005.

BY CHRIS KAUFFMANN | STAFF WRITER

ORLANDO — Sequiam Corp. is finally having the type of financial year Nick VandenBrekel had long been expecting for the biometric software and hardware manufacturer.



VandenBrekel

Having begun production this year, the company will fulfill 20,000 orders for its BioLock product and 15,000 orders for its BioVault product — sales worth a combined $9.5 million — within the next three months.

BioLock is a biometric deadbolt door lock that Sequiam (OTC Bulletin Board: SQUM) is making in Mexico in partnership with Black & Decker, while BioVault is a biometric safe Sequiam is having made under an agreement with Chinese consumer products maker Henyue Manufacturing.

"We're obviously very excited," says VandenBrekel. "This is going to be our breakout year. Revenues will exceed $10 million this year, whereas before they were virtually nil."

VandenBrekel was saying much the same thing last year about 2005 being a "breakout year," but while there were certain significant achievements, Sequiam's sales only reached about $625,000 and losses continued to mount.

What's changed, he says, is that a number of agreements the company has long been working on, such as the pact with Black & Decker and another with Fujitsu Microelectronics America Inc., are beginning to bear fruit.

Two of the more important agreements the company has finalized came last month when Sequiam acquired the global rights to the products and technologies of Taiwan's Tacoma Technology Inc. and entered into a joint venture with CJCC, a predominant information technology company in China.

With the Tacoma deal, Sequiam got the rights to a biometric optical swipe sensor, which provides the company with its first sensor application that it owns. Previously, it had been buying sensors made by Melbourne's AuthenTec Inc.

VandenBrekel says the relationship with AuthenTec will continue for the BioVault and BioLock products, but the company will use its new sensor for products being developed.

"This gives us much more leverage in the marketplace because it's better to own your own product," he notes.

The joint venture with CJCC, called Shanghai Changjiang Intelligent Information Technology Ltd., will jointly develop products that will be marketed and distributed by Sequiam in the West and by CJCC in the East. The first one they will produce together is a personal digital assistant with biometric capabilities.

Sequiam is focusing much of its energies in China, Japan, South Korea and Singapore, because VandenBrekel says that's where the action is.

"In Asia you can create new markets based on biometrics because Asia is not saturated with existing technology the way the U.S. market is," he says.

While she agrees that the Asian market is growing, Maud Meister, a senior consultant for International Biometric Group in New York, says U.S. biometric sales are still driving the market.

In 2005, Asian and Pacific Rim biometric sales were an estimated $372 million, while North American sales were $524 million, according to a report produced by IBG. By 2010, those sales are projected to reach $1.78 billion, with Asian/Pacific Rim sales at $1.26 billion.

Whatever the case, VandenBrekel believes Sequiam will be a much more globally recognized company by the end of the year. "I think we will be one of the go-to biometric providers," he says.

Sequiam Corp.

Top officer: Nick VandenBrekel
Core business: Biometric software and hardware
Employees: 80 worldwide
2005 revenue: $625,000
Web site: www.sequiam.com